Exhibit 99.1

Watsco Reports Record 2005 Fourth Quarter & Full-Year Results

Fourth Quarter EPS More than Doubles to 50 Cents Per Share

Annual EPS Climbs 41% to $2.52 on 28% Sales Growth

COCONUT GROVE, FLORIDA, February 14, 2006 – Watsco, Inc. (NYSE:WSO), the largest distributor of air conditioning and heating products, today announced record operating results for the fourth quarter and year ended December 31, 2005. Sales, gross profit and operating profit reached record levels and combined to produce improved operating margins, record net income and earnings per share for the quarter and for the year.

Earnings per share for the fourth quarter more than doubled to 50 cents per diluted share on net income of $14.1 million, compared to 23 cents per diluted share on net income of $6.2 million during the same period last year. Revenues grew $110 million, or 36%, to $416 million, with HVAC revenues increasing 16% on a same-store basis. Operating income increased $12.1 million to $23.4 million with operating margins rising 190 basis-points to a record 5.6%. On a same-store basis, operating profit increased 73% and operating margins improved 180 basis-points to 5.5%.

Earnings per share for the year increased 41% to $2.52 per diluted share on net income of $70.0 million, compared to $1.79 cents per diluted share on net income of $48.1 million a year ago. Revenues grew $368 million, or 28%, to $1.68 billion with HVAC revenues increasing 11% on a same-store basis. Operating income increased 42% to $116.5 million, with operating margins expanding 70 basis-points to 6.9%. On a same-store basis, operating profit increased 25% and operating margins improved 80 basis-points to 7.0%.

Mr. Albert H. Nahmad, Watsco’s President and Chief Executive Officer, stated: “By all measures, 2005 was a year of outstanding performance for Watsco. We delivered strong rates of growth in sales and earnings and also increased our operating margins to record levels. While we are pleased with these results, we are still a work in process as our approximate 7% share of the $26 billion domestic HVAC market remains relatively small. We are focused on growing our network and adding products and talent to enhance the service and convenience provided to our contractor customers.”

Operating cash flow during the year was $34 million and reflects an additional investment of approximately $20 million of HVAC equipment held at year-end to enhance product availability during the industry’s first quarter 2006 transition to the new minimum efficiency standards. Debt declined 17% to $50.3 million and the Company’s debt-to-total capitalization ratio improved to 10% from 13% from a year ago. During 2005, the dividends paid per share increased 63% to 62 cents per share. In October 2005, the Company announced its quarterly dividend rate would increase 43% to 20 cents per share. Additionally, the Company repurchased 347,600 shares of stock for $17.7 million during 2005.

Watsco will be holding its investor conference call today, February 14, 2006 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the distribution segment of the HVAC industry, currently operating 353 locations serving over 38,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Percentage Change	Year Ended December 31,		Percentage Change
	2005	2004		2005	2004
Revenues	$416,189	$306,307	36%	$1,682,724	$1,315,024	28%
Cost of sales	312,227	229,448		1,259,694	978,089

Gross profit	103,962	76,859	35%	423,030	336,935	26%

Gross profit margin	25.0%	25.1%		25.1%	25.6%

SG&A expenses	80,583	65,539	23%	306,572	254,883	20%

Operating income	23,379	11,320	107%	116,458	82,052	42%

Operating margin	5.6%	3.7%		6.9%	6.2%

Interest expense, net	571	915	(38)%	3,342	4,413	(24)%

Income before income taxes	22,808	10,405	119%	113,116	77,639	46%
Income tax expense	8,690	4,214		43,097	29,534

Net income	$14,118	$6,191	128%	$70,019	$48,105	46%

Basic earnings per share	$0.54	$0.24	125%	$2.69	$1.89	42%
Diluted earnings per share	$0.50	$0.23	117%	$2.52	$1.79	41%

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	26,187	25,697		26,049	25,507
Diluted earnings per share	27,969	27,178		27,769	26,931

(Note: The 2005 results include the results of East Coast Metal Distributors (“East Coast”), a Sunbelt-based HVAC distributor with 27 locations acquired in January 2005. Information in the attached press release referring to “same-store basis” excludes the effects of East Coast and other locations acquired or locations opened or closed during the prior twelve months.)

Condensed Consolidated Balance Sheets (in thousands)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$27,650	$85,144
Accounts receivable, net	191,747	145,213
Inventories	266,543	218,704
Other	8,051	8,638

Total current assets	493,991	457,699
Property and equipment, net	17,244	15,093
Other	167,496	135,497

Total assets	$678,731	$608,289

Accounts payable and accrued liabilities	$169,219	$137,103
Current portion of long-term obligations	10,079	10,056

Total current liabilities	179,298	147,159

Borrowings under revolving credit agreement	30,000	30,000
Long-term notes, net of current portion	10,000	20,000
Other long-term obligations	8,783	8,392

Total liabilities	228,081	205,551
Shareholders’ equity	450,650	402,738

Total liabilities and shareholders’ equity	$678,731	$608,289

(Note: Debt-to-total capitalization is computed by dividing total debt into total debt plus shareholders’ equity.)

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